Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-136253

FedEx Corporation

Term Sheet for 7.375% Notes Due 2014

Dated January 13, 2009

Issuer:	FedEx Corporation

Significant Guarantors:	Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight, Inc. and FedEx Office and Print Services, Inc.

Size:	$250,000,000

Maturity:	January 15, 2014

Coupon (Interest Rate):	7.375%

Price to public:	100.00% of principal amount

Underwriting Discount:	0.600%

Yield to maturity:	7.375%

Spread to Benchmark Treasury:	593.9 basis points

Benchmark Treasury Spot and Yield:	1.500% of 12/31/13 (1.436%)

Interest Payment Dates:	January 15 and July 15, beginning July 15, 2009

Make Whole Redemption:	T + 50 basis points

Settlement:	T+3; January 16, 2009

Format:	SEC Registered (No. 333-136253)

CUSIP	31428XAQ9

Ratings:	Baa2 (negative) BBB (stable)

Book-Running Managers:	SunTrust Robinson Humphrey, Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc. Morgan Keegan & Company, Inc.

Co-Managers:

Banc of America Securities LLC

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerzbank Capital Markets Corp.

Daiwa Securities America Inc.

Fifth Third Securities, Inc.

FTN Financial Securities Corp.

HSBC Securities (USA) Inc.

KBC Financial Products USA Inc.

KeyBanc Capital Markets Inc.

Mitsubishi UFJ Securities International plc

Mizuho Securities USA Inc.

Greenwich Capital Markets, Inc.

Scotia Capital (USA) Inc.

Utendahl Capital Group, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-685-4786.